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                      September 8, 2021

       Andrew Birnbaum
       Chief Executive Officer
       Quest Management Inc.
       797 South First Street
       Fulton, NY 13069

                                                        Re: Quest Management
Inc.
                                                            Form 10-K for the
Fiscal Year Ended October 31, 2020
                                                            Filed May 13, 2021
                                                            File No. 333-201215

       Dear Mr. Birnbaum:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing